KEY EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

          THIS AGREEMENT, made and entered into as of the 14th day of April, 2000, by and between NORTHLAND CRANBERRIES, INC., a Wisconsin corporation ("Company"), and Robert E. Hawk ("Executive").

                                   WITNESSETH:

          WHEREAS, the Executive is employed by the Company as its Executive Vice President, and the Executive's services in such capacities are critical to the continued successful conduct of the business of the Company; and

          WHEREAS, the Company recognizes that circumstances in which a change in control of the Company occurs, through acquisition or otherwise, are highly disruptive and will cause uncertainty about the Executive's future employment with the Company without regard to the Executive's competence or past contributions and that such uncertainty may materially adversely affect the Company; and

          WHEREAS, the Company and the Executive are desirous that any proposal for a change in control or acquisition of the Company will be considered by the Executive objectively, with reference only to the best interests of the Company and its shareholders and without undue regard for the Executive's personal interests; and

          WHEREAS, the Executive will be in a better position to consider the Company's and its shareholders' best interests if the Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any such change in control or acquisition.

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

          1. Definitions.

               (a) Act. For purposes of this Agreement, the term "Act" means the Securities Exchange Act of 1934, as amended.

               (b) Affiliate and Associate. For purposes of this Agreement, the terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations of the Act.

               (c) Beneficial Owner. For purposes of this Agreement, a Person shall be deemed to be the "Beneficial Owner" of any securities:

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                    (i) which such Person or any of such Person's Affiliates or
     Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase.

                    (ii) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a
     Schedule 13D under the Act (or any comparable or successor report); or

                    (iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in Subsection 1(c)(ii) above) or disposing of any voting securities of the Company.

               (d) Cause. "Cause" for termination by the Company of the Executive's employment after a Change in Control of the Company, for purposes of this Agreement, shall mean the following and only the following: the Executive's final and nonappealable conviction of, and sentencing for, a felony offense for a crime involving an act by the Executive of conduct on behalf of the Company that results in the Executive being physically imprisoned in a federal or state penitentiary; provided, that "Cause" for termination shall only be determined by a vote of two-thirds of the Board of Directors of the Company after (i) reasonable written notice to the Executive, setting forth the basis for "Cause," specifying the particulars thereof in detail; and (ii) an opportunity for the Executive, together with his counsel, to be heard before the Board.

               (e) Change in Control of the Company. For purposes of this Agreement, a "Change in Control of the Company" shall be deemed to have occurred if:

                    (i) any Person (other than any employee benefit plan of the Company, any subsidiary of the Company or any Person organized, appointed or established pursuant to the terms of any such benefit plan or any Person who currently


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     owns, or is the Beneficial Owner of, 25% or more of the combined voting power of the Company's currently outstanding securities) is or becomes the Beneficial Owner of securities of the Company representing at least 25% of the combined voting power of the Company's then outstanding securities;

                    (ii) there shall be consummated (A) any consolidation, merger, share exchange or other business combination of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's capital stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's capital stock immediately prior to the merger have the same proportionate ownership of capital stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the consolidated assets of the Company; or

                    (iii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

               (f) Code. For purposes of this Agreement, the term "Code" means the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.

               (g) Covered Termination. For purposes of this Agreement, the term "Covered Termination" means any termination of the Executive's employment where the Termination Date is any date on or prior to the end of the Employment Period.

               (h) Discretionary Termination. For purposes of this Agreement, "Discretionary Termination" means the determination by the Executive, or his estate or personal representative in the event of the Executive's death or disability, at any time during the twelve (12) month period commencing on the occurrence of a Change in Control of the Company, as evidenced by the delivery to the Company, by the Executive or by his estate or personal representative in the case of the Executive's death or disability, of a Notice of Termination during such period, to terminate this Agreement and his employment hereunder for any reason whatsoever in his sole discretion, with or without good faith, even if the Company has previously terminated the Executive for death, disability, Cause or otherwise during such twelve (12) month period following a Change in Control of the Company.

               (i) Employment Period. For purposes of this Agreement, the term "Employment Period" means a Period commencing on the date of a Change in Control of the Company and ending at 11:59 p.m. Milwaukee time on the third anniversary of such date.

               (j) Good Reason. For purposes of this Agreement, the Executive shall have a "Good Reason" for termination of employment after a Change in Control of the Company in the event of:


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

                    (i) any breach of this Agreement by the Company, including specifically any breach by the Company of its agreements contained in Sections 4, 5 or 6 hereof;

                    (ii) the removal of the Executive from, or any failure to reelect the Executive to, any of the positions held with the Company and its subsidiaries on the date of the Change in Control of the Company or any other positions with the Company and its subsidiaries to which the Executive shall thereafter be elected or assigned, except in the event that such removal or failure to reelect relates to the termination by the Company of the Executive's employment for Cause or by reason of disability pursuant to Section 12 hereof;

                    (iii) a good faith determination by the Executive that there has been a significant adverse change, without the Executive's written consent (which may be withheld at Executive's discretion), in the Executive's working conditions or status with the Company or its subsidiaries from such working conditions or status in effect immediately prior to the Change in Control of the Company, including but not limited to
     (A) a significant change in the nature or scope of the Executive's authority, powers, functions, duties or responsibilities, or (B) a reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements; or

                    (iv) failure by the Company to timely obtain the agreement referred to in Section 17(a) hereof as provided therein.

               (k) Person. For purposes of this Agreement, the term "Person" shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

               (l) Securities Act. For purposes of this Agreement, the term "Securities Act" means the Securities Act of 1933, as amended.

               (m) Termination Date. For purposes of this Agreement, except as otherwise provided in Section 10(b) and Section 17(a) hereof or as set forth below, the term "Termination Date" means (i) if the Executive's employment is terminated by the Executive's death, the date of death; (ii) if the Executive's employment is terminated by reason of voluntary early retirement, as agreed in writing by the Company and the Executive, the date of such early retirement as set forth in such written agreement; (iii) if the Executive's employment is terminated by reason of disability pursuant to Section 12 hereof, the earlier of thirty (30) days after the Notice of Termination is given or one day prior to the end of the Employment Period; (iv) if the Executive's employment is terminated by the Executive voluntarily (other than for Good Reason), the date the Notice of Termination is given; (v) if the Executive's employment is terminated by the Executive voluntarily pursuant to a Discretionary Termination, the Termination Date for the purposes of the payment of a Termination Payment shall be the date the Notice of Termination is given to the Company; and (vi) if the Executive's employment is terminated by the Company (other than by reason of disability pursuant to Section 12 hereof) or by the Executive for Good Reason, the earlier of


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

thirty (30) days after the Notice of Termination is given or one day prior to the end of the Employment Period. Notwithstanding the foregoing,

                    (A) If termination is by the Company for Cause pursuant to
     Section 1(d)(iii) of this Agreement and if the Executive has cured the conduct constituting such Cause as described by the Company in its Notice of Termination within such thirty (30) day or shorter period, then the Executive's employment hereunder shall continue as if the Company had not delivered its Notice of Termination.

                    (B) If the Company shall give a Notice of Termination for Cause or by reason of disability and the Executive in good faith notifies the Company that a dispute exists concerning the termination within the fifteen (15) day period following receipt thereof, then the Executive may elect to continue his employment during such dispute and the Termination Date shall be determined under this paragraph. If the Executive so elects and it is thereafter determined that Cause or disability (as the case may be) did exist, the Termination Date shall be the earlier of (1) the date on which the dispute is finally determined, either (x) by mutual written agreement of the parties or (y) in accordance with Section 22 hereof, (2) the date of the Executive's death, or (3) one day prior to the end of the Employment Period. If the Executive so elects and it is thereafter determined that Cause or disability (as the case may be) did not exist, then the employment of the Executive hereunder shall continue after such determination as if the Company had not delivered its Notice of Termination and there shall be no Termination Date rising out of such Notice. In either case, this Agreement continues, until the Termination Date, if any, as if the Company had not delivered the Notice of Termination except that, if it is finally determined that the Company properly terminated the Executive for the reason asserted in the Notice of Termination, the Executive shall in no case be entitled to a Termination Payment (as hereinafter defined) arising out of events occurring after the Company delivered its Notice of Termination.

                    (C) If the Executive shall in good faith give a Notice of Termination for Good Reason and the Company in good faith notifies the Executive that a dispute exists concerning the termination within the fifteen (15) day period following receipt thereof, then the Executive may elect to continue his employment during such dispute and the Termination Date shall be determined under this paragraph. If the Executive so elects and it is thereafter determined that Good Reason did exist, the Termination Date shall be the earlier of (1) the date on which the dispute is finally determined, either (x) by mutual written agreement of the parties or (y) in accordance with Section 22 hereof, (2) the date of the Executive's death or
     (3) one day prior to the end of the Employment Period. If the Executive so elects and it is thereafter determined that Good Reason did not exist, then the employment of the Executive hereunder shall continue after such determination as if the Executive had not delivered the Notice of Termination asserting Good Reason and there shall be no Termination Date arising out of such Notice. In either case, this Agreement continues, until the Termination Date, if any, as if the Executive had not delivered the Notice of Termination except that, if it is finally determined that Good Reason did exist, the


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

     Executive shall in no case be denied the benefits described in Sections 8(b) and 9 hereof (including a Termination Payment) based on events occurring after the Executive delivered his Notice of Termination.

                    (D) If an opinion is required to be delivered pursuant to
     Section 9(b) hereof and such opinion shall not have been delivered, the Termination Date shall be the earlier of the date on which such opinion is delivered or one day prior to the end of the Employment Period.

                    (E) Except as provided in Paragraphs (B) and (C) above and other than a Discretionary Termination (which cannot be subject to dispute by the Company), if the party receiving the Notice of Termination in good faith notifies the other party that a dispute exists concerning the termination within the fifteen (15) day period following receipt thereof and it is finally determined that the reason asserted in such Notice of Termination did not exist, then (1) if such Notice was delivered by the Executive, the Executive will be deemed to have voluntarily terminated his employment and (2) if delivered by the Company, the Company will be deemed to have terminated the Executive other than by reason of death, disability or Cause.

          2. Termination or Cancellation Prior to Change in Control. The Company shall retain the right to terminate the employment of the Executive at any time prior to a Change in Control of the Company in accordance with and subject to the terms and conditions of any other then exiting employment arrangement between the Executive and the Company; provided, however, that if the Executive's employment is terminated by the Company, other than by reason of (i) death, (ii) disability in accordance with Section 12 hereof, or (iii) Cause, at any time after negotiations are commenced between the Company and another Person which ultimately lead to a Change in Control of the Company, then the Executive shall be entitled to receive at the earlier to occur of the closing or the effective date of such Change in Control of the Company all Accrued Benefits and a Termination Payment, including benefits under Section 8(b) hereof, as if such termination of employment was a Covered Termination under Section 8 hereof. Other than as set forth above or as provided in Section 17 hereof, in the event the Executive's employment is terminated prior to a Change in Control of the Company, this Agreement shall be terminated and canceled and of no further force and effect and any and all rights and obligations of the parties hereunder shall cease.

          3. Employment Period. If a Change in Control of the Company occurs when the Executive is employed by the Company, the Company will continue thereafter to employ the Executive during the Employment Period, and the Executive will remain in the employ of the Company, in accordance with and subject to the terms and provisions of this Agreement (including, without limitation, the Executive's right to exercise a Discretionary Termination), and the terms of this Agreement shall expressly supersede the terms and conditions of any other then existing employment arrangement or agreement between the Company and the Executive.


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

          4. Duties. During the Employment Period, the Executive shall, in the same capacities and positions held by the Executive at the time immediately prior to the Change in Control of the Company or in such other capacities and positions as may be agreed to by the Company and the Executive in writing, devote the Executive's best efforts and all of the Executive's business time, attention and skill to the business and affairs of the Company, as such business and affairs now exist and as they may hereafter be conducted. The services which are to be performed by the Executive hereunder are to be rendered in the same metropolitan area in which the Executive was employed immediately prior to the time of such Change in Control of the Company, or in such other place or places as shall be mutually agreed upon in writing by the Executive and the Company from time to time. Without the Executive's consent (which may be withheld in the Executive's discretion), the Executive shall not be required to be absent from such metropolitan area more than forty-five (45) days in any twelve (12) month period or for more than fourteen (14) consecutive days.

          5. Compensation. During the Employment Period, the Executive shall be compensated as follows:

               (a) The Executive shall receive, at such intervals and in accordance with such standard policies of the Company as may be in effect immediately prior to the Change in Control of the Company, an annual base salary in cash of not less than the Executive's annual base salary plus any annualized bonus amounts received or receivable as in effect immediately prior to the Change in Control of the Company and all other compensation otherwise reportable on a Form W-2 (which base salary, bonus and other compensation shall, unless otherwise agreed in writing by the Executive, include the current receipt by the Executive of any amounts which, prior to the Change in Control of the Company, the Executive had elected to defer, whether such compensation is deferred under
Section 401(k) of the Code or otherwise), subject to adjustment as hereinafter provided.

               (b) The Executive shall, at such intervals and in accordance with such standard policies as may be in effect immediately prior to the Change in Control of the Company, be reimbursed for any and all monies advanced in connection with the Executive's employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company, including travel and entertainment expenses.

               (c) From the date of a Change in Control of the Company (regardless of whether the Executive has ceased to be employed by the Company for any reason) until he reaches age 85, the Executive and the Executive's wife, and each of their children until they reach the age of 21, shall each be entitled to receive, without cost, premium, co-pay or deductible charges, full health and medical, dental and vision care as provided by the Company to its senior executive employees; provided, that the Executive and his wife shall not be limited to their choice(s) of doctor or the location(s) at which such care is provided. In the event that the Executive dies prior to reaching age 85, his wife shall continue to receive such health care benefits on the same terms and conditions, until the date when the Executive would have otherwise reached age 85 but for his death, and each of their children shall continue to receive such health care benefits on the same terms and conditions until they reach age 21. From the


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date of a Change in Control of the Company (regardless of whether the Executive has ceased to be employed by the Company for any reason) until he reaches age 65, the Executive will also be entitled to the benefit of a long-term and short-term disability insurance policy with a premium amount of no less than $3,000 per month, and in the event that the Executive dies prior to reaching age 65, his wife shall receive the benefits or continued coverage of such policies (as the case may be) From the date of a Change in Control of the Company (regardless of whether the Executive has ceased to be employed by the Company for any reason), the Company will not, without the Executive's consent, make any changes in the foregoing benefits that would adversely affect in any material respect the rights or benefits of the Executive or his wife or children thereunder. During the Employment Period, the Executive shall also be entitled to receive any other perquisites generally made available, from time to time or at any time, to the Company's key management personnel. Any payments under this
Section 5(c) shall be in addition to any other payments or benefits to be received by the Executive under this Agreement or otherwise.

               (d) The Executive shall annually be entitled to not less than the amount of paid vacation and not fewer than the number of paid holidays to which the Executive was entitled annually immediately prior to the Change in Control of the Company or such greater amount of paid vacation and number of paid holidays as may be made available annually to other executives of the Company of comparable status and position to the Executive.

               (e) The Executive shall be included in all plans providing additional benefits to executives of the Company of comparable status and position to the Executive, including but not limited to deferred compensation, split-dollar life insurance, supplemental retirement, stock option, stock appreciation, stock bonus, cash bonus and similar or comparable plans; provided, that, in no event shall the aggregate level of benefits under such plans be less than the aggregate level of benefits under plans of the Company of the type referred to in this Section 5(e) in which the Executive was participating immediately prior to the Change in Control of the Company.

               (f) Immediately upon a Change in Control of the Company, all unexercised awards granted to the Executive and then outstanding under the Company's stock option plans ("Executive Awards") that are not then exercisable by their terms automatically will become immediately exercisable and fully vested for the remainder of their stated terms. In addition, for a period of thirty (30) days following such Change in Control of the Company, the Executive shall have the right to terminate the Executive Awards and to receive a lump-sum payment, in cash, equal to the product of (a) the excess of (x) the per-unit fair market value of the securities underlying the Executive Awards, over (y) the per-unit exercise price of such Executive Awards, and (b) the number of units of such securities covered by the Executive Awards. For purposes of the preceding sentence, the "fair market value" of securities shall be based on the highest of (i) the per-unit closing sale price of the securities underlying the Executive Awards, as reported on a national securities exchange or by the Nasdaq Stock Market, on the execution date of the agreement pursuant to which the Change in Control of the Company is effected, (ii) the per-unit closing sale price of the securities underlying the Executive Awards, as reported on a national securities exchange or by the


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Nasdaq Stock Market, on the effective date of the transaction constituting a
Change in Control of the Company, and (iii) the highest per-unit price for such securities actually paid in connection with such Change in Control of the Company. Notwithstanding the foregoing, if the exercise of any right granted pursuant to this Section 5(f) would make a transaction constituting a Change in Control of the Company ineligible for pooling of interests accounting under APB No. 16 which, but for this Section 5(f), would otherwise be eligible for such accounting treatment, the Board of Directors of the Company shall have the ability to substitute for the cash payable pursuant to this Section 5(f) securities of the Company (or of the other entity surviving the transaction constituting the Change in Control of the Company, or its parent corporation, if applicable) having a fair market value equal to the cash that would otherwise be payable hereunder. For purposes of the preceding sentence, the "fair market value" of securities shall be based on the lower of (i) the average closing bid price of such securities for the ten (10) trading days prior to the execution date of the agreement pursuant to which the Change in Control of the Company is effected, and (ii) the average of the closing bid price of such securities for the ten (10) trading days prior to the effective date of the transaction constituting a Change in Control of the Company, in each case as such closing bid prices are reported on a national securities exchange or by the Nasdaq Stock Market.

          6. Annual Compensation Adjustments. During the Employment Period, the Board of Directors of the Company (or an appropriate committee thereof) will consider and appraise, at least annually, the contributions of the Executive to the Company's operating and/or administrative efficiency, growth, cash flow from operations, operating profits and other contributions, and, in accordance with the Company's practice prior to the Change in Control of the Company, due and good faith consideration shall be given to the upward adjustment of the Executive's base compensation rate, at least annually, commensurate with (i) increases generally given to other executives of the Company of comparable status and position to the Executive, and (ii) as the scope of the Company's operations or the Executive's duties expand.

          7. Termination For Cause or Without Good Reason. If there is a Covered Termination for Cause or due to the Executive's voluntarily terminating his employment other than for Good Reason or a Discretionary Termination (any such terminations to be subject to the procedures set forth in Section 13 hereof), then the Executive shall be entitled to receive only Accrued Benefits pursuant to Section 9(a) hereof.

          8. Termination Giving Rise to a Termination Payment.

               (a) If there is a Covered Termination by the Executive for Good Reason or a Discretionary Termination, or by the Company other than by reason of
(i) death, (ii) disability pursuant to Section 12 hereof, or (iii) Cause, then the Executive shall be entitled to receive, and the Company shall promptly pay, Accrued Benefits pursuant to Section 9(a) hereof and, in lieu of further base salary for periods following the Termination Date, as liquidated damages and severance pay, the Termination Payment pursuant to Section 9(b) hereof.


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               (b) If there is a Covered Termination and the Executive is entitled to Accrued Benefits and the Termination Payment, then the Executive shall be entitled to the following additional benefits:

                    (i) The Executive shall receive, at the expense of the Company, outplacement services on an individual basis provided by a nationally recognized executive placement firm selected by the Company and acceptable to Executive until the earlier of the third anniversary of the Termination Date or such time as the Executive has obtained new full-time employment comparable to his position at the Company.

                    (ii) Until the earlier of the third anniversary of the Termination Date or such time as the Executive has obtained new employment and is covered by benefits which in the aggregate are at least equal in value to the following benefits the Executive shall continue to be covered, at the expense of the Company, by the same or equivalent life insurance as was required hereunder with respect to the Executive immediately prior to the date the Notice of Termination is given.

          9. Payments Upon Termination.

               (a) Accrued Benefits. For purposes of this Agreement, the Executive's "Accrued Benefits" shall include the following amounts, payable as described herein:

                    (i) all base salary for the time period ending with the Termination Date;

                    (ii) reimbursement for any and all monies advanced in connection with the Executive's employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company for the time period ending with the Termination Date;

                    (iii) any and all other cash earned though the Termination Date and deferred at the election of the Executive or pursuant to any deferred compensation plan then in effect;

                    (iv) a lump sum payment of the bonus, incentive compensation and other compensation reportable on Form W-2 otherwise payable to the Executive with respect to the year in which termination occurs under all bonus or incentive compensation plan or plans of the Company in which the Executive is a participant; and

                    (v) all other payments and benefits to which the Executive may be entitled as compensatory fringe benefits or under the terms of any benefit plan of the Company, including severance payments under the Company's severance policies and practices as in effect immediately prior to the Change in Control of the Company. Payment of Accrued Benefits shall be made promptly in accordance with the Company's prevailing practice with respect to Subsections (i) and (ii) or, with respect


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     to Subsections (iii), (iv) and (v), pursuant to the terms of the benefit plan or practice establishing such benefits.

               (b) Termination Payment. Unless reduced pursuant to the following sentence, the Termination Payment shall be an amount equal to two (2) times the sum of (i) the Executive's annual base salary in effect on the Termination Date plus (ii) fifty percent (50%) of the maximum bonus the Executive would have been entitled to receive under the Company's bonus plan applicable to the Executive for the fiscal year in which the Termination Date takes place. The Termination Payment may be reduced in accordance with Section 4.3 of the Northland Cranberries, Inc. Severance and Stay Bonus Plan. Except as otherwise provided herein, the Termination Payment shall be paid to the Executive in cash no later than ten (10) business days after the Termination Date; provided, however, the Termination Payment shall be paid to the Executive immediately upon receipt by the Company of a Notice of Termination relating to a Discretionary Termination (regardless of any differing effective date of the Executive's employment termination). The Executive shall not be required to mitigate the amount of the Termination Payment by securing other employment or otherwise, nor will such Termination Payment be reduced by reason of the Executive securing other employment or for any other reason.

          It is the intention of the Company and the Executive that no portion of the Termination Payment, Accrued Benefits or any other payment or benefit under this Agreement, or payments to or for the benefit of the Executive under any other agreement or plan of the Company, regardless of whether such payment or benefit was paid or provided for prior to the Covered Termination (herein all collectively referred to as the "Total Payments"), be deemed to be an "excess parachute payment" as defined in Section 280G of the Code. It is agreed that the present value of the Total Payments and any other payments to or for the benefit of the Executive in the nature of compensation, receipt of which are contingent on the change of control of the Company and to which Section 280G of the Code or any successor provision thereto applies (in the aggregate "Total Benefits") shall not exceed an amount equal to one dollar less than the maximum amount which the Executive may receive without becoming subject to the tax imposed by
Section 4999 of the Code or any successor provision (the "Excise Tax") or which the Company may pay without loss of deduction under Section 280G(a) of the Code or any successor provision thereto. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code or any successor provision thereto. Within forty-five (45) days following a Covered Termination or notice by either party to the other of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment, the Executive and the Company, at the Company's expense, shall obtain the opinion of such legal counsel (the opinion of legal counsel need not to be unqualified), and certified public accountants as the Executive may choose, which sets forth (a) the amount of the Base Period Income (as defined below) of the Executive, (b) the present value of Total Benefits, and (c) the amount and present value of any excess parachute payments. In the event that such opinions determine that there would be an excess parachute payment, the Termination Payment or any other payment determined by such counsel to be includible in the Total Benefits, shall be reduced or eliminated as specified by the Executive in writing delivered to the Company within thirty (30) days of his receipt of such opinions or, if the Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculation set forth in such opinions the Total Benefits paid to the Executive shall be an amount equal to one dollar less than the maximum amount which the Executive may receive without becoming subject to the Excise Tax (the "Reduced Amount"). For purposes of this Agreement, the term "Base Period Income" shall be an amount equal to the Executive's "annualized includible compensation" from the Company for the "base period" as defined in Sections 280G(d)(1) and (2) of the Code or any successor provisions thereto. In the event that the provisions of Sections 280G and 4999 of the Code or any successor provision are repealed without succession this provision shall be of no further force or effect.

          As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by legal counsel and accountants as provided in this provision, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that such legal counsel, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which such legal counsel believes has a high probability of success or other controlling precedent or substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not reduce the amount which is subject to the excise tax under Section 4999 of the Code. In the event that such legal counsel, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

          10. Death.

               (a) Except as provided in Section 10(b) hereof, in the event of a Covered Termination due to the Executive's death, the Executive's estate, heirs and beneficiaries shall receive all the Executive's Accrued Benefits through the Termination Date.

               (b) In the event the Executive dies after a Notice of Termination is given (i) by the Company, other than by reason of disability, or (ii) by the Executive for Good Reason or a Discretionary Termination, the Executive's estate, heirs and beneficiaries shall be entitled to the benefits described in
Section 10(a) hereof and, subject to the provisions of this Agreement, to such Termination Payment as the Executive would have been entitled to had the Executive lived. For purposes of this Section 10(b), the Termination Date shall be the earlier of thirty (30) days following the giving of the Notice of Termination or one day prior to the end of the Employment Period, subject to delay pursuant to Section 1(m) hereof.

               (c) In the event that (i) the Executive dies after a public announcement of a pending Change in Control of the Company and before such Change in Control of the Company is consummated and (ii) such publicly announced Change in Control of the Company is consummated, the Executive's estate, heirs and beneficiaries shall be entitled to the Accrued Benefits and Termination Payment.

          11. Retirement. If, during the Employment Period, the Executive and the Company shall execute an agreement providing for the early retirement of the Executive from the Company, or the Executive shall otherwise give notice that he is voluntarily choosing to retire early from the Company, the Executive shall receive Accrued Benefits through the Termination Date; provided, that if the Executive's employment is terminated by the Executive for Good Reason or a Discretionary Termination or by the Company other than by reason of death, disability or Cause and the Executive also, in connection with such termination, elects voluntary early retirement, the Executive shall also be entitled to receive a Termination Payment pursuant to Section 9(b) hereof.

          12. Termination for Disability. If, during the Employment Period, as a result of the Executive's disability due to physical or mental illness or injury (regardless of whether such illness or injury is job-related), the Executive shall have been absent from the Executive's duties hereunder on a full-time basis for twelve (12) consecutive months and, within thirty (30) days after the Company notifies the Executive in writing that it intends to terminate the Executive's employment (which notice shall not constitute the Notice of Termination contemplated below), the Executive shall not have returned to the performance of the Executive's duties hereunder on a substantially full-time basis, the Company may terminate the Executive's employment pursuant to a Notice of Termination given in accordance with Section 13 hereof. In the event the Executive's employment is terminated on account of the Executive's disability in accordance with this Section, the Executive shall receive Accrued Benefits in accordance with Section 9(a) hereof and shall remain eligible for all benefits provided by any long term disability programs of the Company in effect at the time of such termination.

          13. Termination Notice and Procedure. Any Covered Termination by the Company or the Executive shall be communicated by written Notice of Termination to the Executive, if such Notice is given by the Company, and to the Company, if such Notice is given by the Executive, all in accordance with the following procedures and those set forth in Section 23 hereof:

               (a) If such termination is for disability, Cause or Good Reason, the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination. (No such detail need be provided for in a Discretionary Termination).

               (b) Any Notice of Termination by the Company shall have been approved, prior to the giving thereof to the Executive, by a resolution duly adopted in good faith by a majority of the directors of the Company (or any successor corporation) then in office.

               (c) The Executive shall have thirty (30) days, or such longer period as the Company may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of the Executive's employment for Cause under this Agreement.

               (d) The recipient of the Notice of Termination shall personally deliver or mail in accordance with Section 23 hereof written notice of any dispute relating to such Notice of Termination to the party giving such Notice within fifteen (15) days after receipt thereof; provided, however, that a Notice of Termination relating to a Discretionary Termination shall not be subject to dispute for any reason by the Company or otherwise. After the expiration of such fifteen (15) days (or immediately upon receipt of a Notice of Termination relating to a Discretionary Termination), the contents of the Notice of Termination shall become final and not subject to dispute.

          14. Confidentiality Obligations of the Executive; Noncompetition.

               (a) During and following the Executive's employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of the Company, except to the extent authorized in writing by the Board of Directors of the Company or required by any court or administrative agency, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company. Confidential information shall not include any information known generally to the public or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of the Company. All records, files, documents and materials, or copies thereof, relating to the business of the Company which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company and shall be promptly returned to the Company upon termination of employment with the Company.

               (b) The Executive agrees that, in the event of a Covered Termination in which the Executive has or will receive a Termination Payment, for a period of two years after the Termination Date or until the end of the Employment Period, whichever is shorter, the Employee shall not, within a one hundred (100) mile radius of any office or facility of the Company, except as permitted by the Company's prior written consent (which shall not be unreasonably withheld), participate in the management of any business which is a direct and substantial competitor of the Company. The ownership of less than one percent of any class of securities of any corporation listed on a national securities exchange or regularly traded over the counter even though such corporation may be a competitor of the Company as specified above, shall not be deemed as constituting a financial interest in such competitor.

          15. Expenses and Interest. If, after a Change in Control of the Company, a good faith dispute arises with respect to the enforcement of the Executive's rights under this Agreement or if any legal or arbitration proceeding shall be brought in good faith to enforce or interpret any provision contained herein, or to recover damages for breach hereof, the Executive shall recover from the Company any reasonable attorneys' fees and necessary costs and disbursements incurred as a result of such dispute, legal or arbitration proceeding ("Expenses"), and prejudgment interest on any money judgment or arbitration award obtained by the Executive calculated at the rate of interest announced by Firstar Bank, N.A. from time to time as its prime or base lending rate from the date that payments to him should have been made under this Agreement. Within ten (10) days after the Executive's written request therefor, the Company shall pay in cash to the Executive, or such other person or entity as the Executive may designate in writing to the Company, the Executive's reasonable Expenses in advance of the final disposition or conclusion of any such dispute, legal or arbitration proceeding.

          16. Payment Obligations Absolute. The Company's obligation during and after the Employment Period to pay the Executive the amounts and to make the benefit and other arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set off, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else. Except as provided in Section 15 of this Agreement, all amounts payable by the Company hereunder shall be paid without notice or demand. Except as provided in Section 9(b) of this Agreement, each and every payment made hereunder by the Company shall be final, and the Company will not seek to recover all or any part of such payment from the Executive, or from whomsoever may be entitled thereto, for any reason whatsoever.

          17. Assignment; Successors.

               (a) If the Company proposes to sell, assign or transfer all or substantially all of its business and assets to any Person, or if the Company proposes to merge into or consolidate or otherwise combine with any Person, then, at least thirty (30) days in advance of the closing of such event, the Company shall, subject only to consummation of such Change in Control of the Company, assign all of its right, title and interest in this Agreement effective as of the closing date of such event to such Person, and the Company shall cause such Person, at least thirty (30) days in advance of the closing of such event, by written agreement in form and substance reasonably satisfactory to the Executive and with written notice thereof to Executive, to expressly assume and agree to perform, subject only to consummation of such Change in Control of the Company, from and after the effective date of such event all of the terms, conditions and provisions imposed by this Agreement upon the Company. If such Change in Control of the Company is consummated, failure of the Company to obtain such an assumption agreement at least thirty (30) days in advance of the closing of such event shall be a breach of this Agreement constituting "Good Reason" hereunder, except that for purposes of implementing the foregoing, the date upon which such transfer or other succession becomes effective shall be deemed the Termination Date. In case of an effective assignment by the Company and of assumption and agreement by such Person, "Company" shall thereafter mean such Person which executes and delivers the agreement provided for in this
Section 17 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of and be enforceable by such Person. The Executive shall, in his discretion, be entitled to proceed against any or all of such Persons, any Person which theretofore was such a successor to the Company (as defined in the first paragraph of this Agreement) and the Company (as so defined) in any action to enforce any rights of the Executive hereunder. Except as provided in this Subsection, this Agreement shall not be assignable by the Company. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

               (b) This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive under Sections 7, 8, 9, 10, 11 and 12 hereof if the Executive had lived shall be paid, in the event of the Executive's death, to the Executive's estate, heirs and representatives.

          18. Severability. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

          19. Amendment. This Agreement may not be amended or modified at any time except by written instrument executed by the Company and the Executive.

          20. Withholding. The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that the amount so withheld shall not exceed the minimum amount required to be withheld by law. The Company shall be entitled to rely on an opinion of nationally recognized tax counsel if any question as to the amount or requirement of any such withholding shall arise.

          21. Certain Rules of Construction. No party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement. Any provision of this Agreement which requires an agreement in writing shall be deemed to require that the writing in question be signed by the Executive and an authorized representative of the Company.

          22. Governing Law: Resolution of Disputes. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin. Any dispute arising out of this Agreement shall, at the Executive's election, be determined by arbitration under the rules of the American Arbitration Association then in effect or by litigation. Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Milwaukee, Wisconsin or, at the Executive's election, in the judicial district encompassing the city in which the Executive resides. The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.

          23. Notice. Notices given pursuant to this Agreement shall be in writing and, except as otherwise provided by Section 13(d) hereof, shall be deemed given when actually received by the Executive or actually received by the Company's Secretary or any officer of the Company other than the Executive. If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to Northland Cranberries, Inc., Attention: Secretary, 800 First Avenue South, P.O. Box 8020, Wisconsin Rapids, Wisconsin 54495-8020, or if to the Executive, at the address set forth below the Executive's signature to this Agreement, or to such other address as the party to be notified shall have theretofore given to the other party in writing. A copy of any notice provided hereunder by either party shall be provided to Steven R. Barth, Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

          24. No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

          25. Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

          26. Effect on Other Agreements. No provision of this Agreement shall limit the Company's obligation to make payments and provide benefits otherwise receivable by the Executive under the any other agreement, regardless of whether or not the Executive exercises his right to a Discretionary Termination hereunder.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


EXECUTIVE                               NORTHLAND CRANBERRIES, INC.



/s/ Robert E. Hawk                      By: /s/ John Swendrowski
------------------------------------        ------------------------------------
Robert E. Hawk                              John Swendrowski
                                            Chairman and Chief Executive Officer


Address: